IMAX CORPORATION
EXHIBIT 10.25
SIXTH AMENDING AGREEMENT
This Amendment to Employment Agreement dated as of December 31st, 2009 (the “Amending Agreement”) is made between:
IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the “Company”),
and
ROBERT D. LISTER (the “Executive”)
WHEREAS, the Company wishes to enter into this Amending Agreement to amend and extend the Employment Agreement dated as of May 17, 1999 between Imax Ltd, the Company and Executive, as modified and amended by those Amending Agreements dated as of April 4, 2001, January 1, 2004, February 14th, 2006, October 5th, 2006 and December 31st, 2007 (together, the “Agreement”), whereunder the Executive provides services to the Company, and the Executive wishes to so continue such engagement, as hereinafter set forth;
AND WHEREAS, on January 1, 2001 Imax Ltd. assigned all of its rights and obligations pursuant to the Agreement to the Company, and the Executive has consented to such assignment.
NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Section 1.3 of the Agreement shall be deleted and replaced with the following:
“Section 1.3 Term of Employment. The Employee’s employment under this Agreement commenced on the 17th day of May, 1999 (the “Commencement Date”) and shall terminate on the earlier of (i) January 1, 2013, or (ii) the termination of the Employee’s employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on January 1, 2013 or such later date to which the term of the Employee’s employment under this Agreement shall have been extended is hereinafter referred to as the “Employment Term.”
2. Section 2.1 of the Agreement shall be deleted and replaced with the following:
“Section 2.1 Base Salary. The Executive’s Base Salary shall be increased as follows:
(i) to US $464,622 effective January 1, 2010; and (ii) to US $487,853 effective January 1, 2011. The Executive’s Base Salary shall be subject to review in connection with his performance review in 2012.”
3. Section 2.3 of the Agreement (Stock Options) shall be amended by the addition of the following language:
“Effective as soon as is practicable after the date hereof, the Executive shall be granted non-qualified options (the “Options”) to purchase 180,000 shares of common stock of the Company

(the “Common Shares”), at an exercise price per Common Share equal to the Fair Market Value, as defined in the Company’s Stock Option Plan. The Options shall vest as to 10% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date and 30% on the fifth anniversary of the grant date, and shall otherwise be treated in accordance with the terms of the Agreement.”
4. Section 2.2 of the Agreement (Bonus) shall be amended by the addition of the following language:
“Effective as of January 1, 2010, and applicable to the Management Bonus paid in respect of fiscal 2010 and thereafter, Executive’s target annual bonus pool eligibility shall be increased as follows: (i) to 37.5% of his Base Salary in respect of 2010; (ii) to 38.75% of his Base Salary in respect of 2011; and (iii) to 40% of his Base Salary in respect of 2012, subject to the foregoing provisions regarding changes to the plan.”
Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.
IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Amending Agreement on this 31st day of December, 2009.

IMAX CORPORATION
By:	/s/ Richard L. Gelfond
	Name:	Richard L. Gelfond
	Title:	Chief Executive Officer

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Exec VP Corporate Services & Corporate Secretary

SIGNED, SEALED AND DELIVERED in the presence of:	EXECUTIVE:

/s/ Mary Barto	/s/ Robert D. Lister

Witness	Robert D. Lister